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                          THE PEP BOYS - MANNY, MOE & JACK AND SUBSIDIARIES               Exhibit 11
                                  COMPUTATION OF EARNINGS PER SHARE
                                (in thousands, except per share data)

                                                                Thirteen weeks ended
                                                        ----------------------------------
                                                        April 29, 1995    April 30, 1994
                                                        --------------      --------------
(a)  Earnings Before Cumulative Effect
       of Change in Accounting Principle..............         $16,204            $17,557

(b)  Cumulative Effect of Change in
       Accounting Principle...........................               -             (4,300)
                                                         -------------      --------------
(c)  Net Earnings.....................................         $16,204            $13,257
                                                         =============      ==============

     Average number of Common Shares outstanding
       during the period..............................          59,300             59,242

     Common Shares assumed issued upon exercise
       of dilutive stock options, net of assumed
       repurchase, at the average market price,
       using the treasury stock method (1)............           1,194              1,245
                                                         -------------       -------------

(d)  Average number of Common Shares assumed
       outstanding during the period..................          60,494             60,487
                                                         =============       =============

     Earnings per Share Before Cumulative Effect
       of Change in Accounting Principle (a/d)........        $    .27            $   .29

     Cumulative Effect of Change in Accounting
       Principle (b/d)................................               -               (.07)
                                                          ------------       -------------
     Net Earnings per Share (c/d).....................         $   .27            $   .22
                                                          ============       =============


(1) The number of Common Shares assumed issued upon exercise of dilutive stock options is essentially the same for fully diluted earnings per share.
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